SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 or Suspension of
            Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934


                         Commission File Number ________


                           Champps Entertainment, Inc.
             (Exact Name of Registrant as Specified in its Charter)


Delaware                                                               04-337049
(State of Incorporation                                         (I.R.S. Employer
or Organization)                                             Identification no.)


5619 DTC Parkway, Suite 1000, Englewood, Colorado                          80111
(Address of Principal Executive Offices)                              (Zip Code)


                        Preferred Stock Purchase Rights
            (Title of each class of securities covered by this Form)



                     Common Stock, $0.01 par value per share
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)   [X]                  Rule 12h-3(b)(1)(ii)         [ ]
  Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(2)(i)          [ ]
  Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(ii)         [ ]
  Rule 12g-4(a)(2)(ii)  [ ]                  Rule 15d-6                   [ ]
  Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: One (1)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                             Champps Entertainment, Inc.
                             (Registrant)



                             By:    /s/ William H. Baumhauer
                             ---------------------------------
                             Name:      William H. Baumhauer
                             Title:     Chairman, President and Chief Executive
                                        Officer (Principal Executive Officer)



Dated: December 15, 1999